EXHIBIT 4


                        CERTIFICATE OF AMENDMENT

                 OF THE CERTIFICATE OF INCORPORATION

                OF THE BANK OF NEW YORK COMPANY, INC.

          UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


1. The name of the corporation is The Bank of New York Company, Inc. The corporation was originally formed under the name The B.N.Y. Company, Inc.

2. The Certificate of Incorporation of the corporation was filed by the Department of State on July 9, 1968. A Restated Certificate of
Incorporation was filed by the Department of State on August 16, 1994.

3. To increase the authorized Common Stock (par value $7.50 per share) from 350,000,000 to 800,000,000 shares the first paragraph of Article FOURTH of the Certificate of Incorporation is hereby amended to read, in its entirety:

     FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is eight hundred ten million (810,000,000) of which eight hundred million (800,000,000) shares (par value $7.50 per share) shall be designated as Common Stock; five million (5,000,000) shares, without par value, shall be designated as Preferred Stock; and five million (5,000,000) shares (par value $2.00 per share) shall be designated as Class A Preferred Stock.

4. The amendment of the Certificate of Incorporation was authorized pursuant to Section 803(a) of the Business Corporation Law, by a vote of the Board of Directors at a meeting duly convened and held on March 12, 1996 and by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders duly convened and held on May 14, 1996.

     IN WITNESS WHEREOF, the undersigned have signed this Certificate of

Amendment on July 9, 1996 and affirm the statements contained herein as true under the penalties of perjury.

                                          /s/ J. Carter Bacot
                                       -------------------------------
                                       Name: J. Carter Bacot
                                       Title: Chairman of the Board &
                                              Chief Executive Officer

                                          /s/ Jacqueline R. McSwiggan
                                       -------------------------------
                                       Name: Jacqueline R. McSwiggan
                                       Title: Assistant Secretary